Exhibit 5.1

LEDGEWOOD, P.C.
1900 Market Street, Suite 750
Philadelphia, PA 19103
215-731-9450

November 15, 2010

The Bancorp, Inc.
409 Silverside Road
Wilmington,  DE 19809

Ladies and Gentlemen:

                   We have acted as counsel for The Bancorp, Inc., a Delaware bank holding corporation (the “Company”), and its subsidiary with respect to the preparation of the Registration Statement on Form S-3 (the "Registration Statement") filed on the date hereof with the Securities and Exchange Commission (the "Commission") in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of the offer and sale from time to time, pursuant to Rule 415 under the Securities Act, of:

(1)  shares of the Company’s common stock, par value $1.00 (the "Common Shares");

(2)  shares of the Company’s preferred stock, par value $.01 (the "Preferred Shares");

(3)  debt securities of the Company, in one or more series, consisting of notes, debentures or other evidences of indebtedness (the "Debt Securities");

(4)  warrants (the “Warrants”) to purchase the Company’s Common Shares, Preferred Shares, Debt Securities or any combination of these securities;

(5)  units (the “Units) to purchase the Company’s Common Shares, Preferred Shares, Debt Securities or any combination of these securities; and

(6)  guarantees (the "Guarantees") of the Debt Securities by the Company’s subsidiary.

The Common Shares, Preferred Shares, Debt Securities, Warrants, Units and Guarantees are collectively referred to herein as the "Securities."  We have also participated in the preparation of the Prospectus (the "Prospectus") contained in the Registration Statement to which this opinion is an exhibit.  Capitalized terms not defined herein shall have the meanings ascribed to them in the Prospectus.

We have examined the Registration Statement, including the Prospectus, the forms of indenture (the "Indentures") filed as exhibits to the Registration Statement, the Certificate of Incorporation of the Company, as amended (the "Certificate") filed with the Secretary of State of Delaware pursuant to Delaware General Corporation Law in connection with the formation of the Company, the Bylaws of the Company (the "Bylaws") and such other documents as we have deemed necessary or appropriate for purposes of this opinion.

In connection with this opinion, we have assumed that:

(i)  the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective;

(ii)  a prospectus supplement will have been prepared and filed with the Commission describing the Securities offered thereby;

(iii)  all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the appropriate prospectus supplement; and

(iv)  a definitive purchase, underwriting or similar agreement (each, a “Purchase Agreement”) with respect to any Securities offered will have been duly authorized and validly executed and delivered by the Company and the other parties thereto.

Based upon and subject to the foregoing, we are of the opinion that:

(1)           With respect to the Common Shares, when (i) the Company has taken all necessary corporate action to approve the issuance of such Common Shares, the terms of the offering thereof and related matters and (ii) such Common Shares have been issued and delivered in accordance with the terms of the applicable Purchase Agreement approved by the Company upon payment of the consideration therefor or provided for therein, then such Common Shares will be validly issued, fully paid and non-assessable.

(2)           With respect to the Preferred Shares, when (i) the Company has taken all necessary company action to approve the issuance and terms of such Preferred Shares, the terms of the offering thereof and related matters, including the approval of the issuance of any Securities upon conversion or exchange of such Preferred Units (the “Exchange Securities”) and (ii) such Preferred Shares have been issued and delivered in accordance with the provisions of the applicable Purchase Agreement approved by the Company upon payment of the consideration therefor or provided for therein, then (A) such Preferred Shares will be validly issued, fully paid and non-assessable and (B) the Exchange Securities will be duly authorized and, when delivered in accordance with the terms of the Preferred Shares, will be validly issued, fully paid and non-assessable.

(3)           With respect to the Warrants and Units, when (i) the Company has taken all necessary company action to approve the issuance and terms of such Warrants or Units, the terms of the offering thereof and related matters, including the approval of the issuance of any Securities underlying such Warrants or Units (the “Underlying Securities”) and (ii) such Warrants or Units have been duly executed, authenticated, issued and delivered in accordance with the provisions of the applicable Purchase Agreement approved by the Company upon payment of the consideration therefor or provided for therein, then (A) such Warrants or Units will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms and (B) the Underlying Securities will be duly authorized and, when delivered and paid for in accordance with the terms of the Warrants or Units, will be validly issued, fully paid and non-assessable.

(4)           With respect to the Debt Securities and the Guarantees, when (i) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended; (ii) the Company has taken all necessary company action to approve the issuance and terms of such Debt Securities and Guarantees, the terms of the offering thereof and related matters; and (iii) such Debt Securities and Guarantees have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and the applicable Purchase Agreement approved by the Company upon payment of the consideration therefor or provided for therein, such Debt Securities and Guarantees will constitute valid and legally binding obligations of the Company enforceable in accordance with their terms.

The opinions expressed herein are qualified in the following respects:

(1)           Our opinions set forth above are subject to the effect of applicable bankruptcy, insolvency, receivership, reorganization, liquidation, voidable preference, arrangement, moratorium, preferential or fraudulent conveyance, or other similar laws or equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity) relating to or affecting the rights and remedies of creditors generally, and to the effect of general principles of equity, including concepts of good faith and fair dealing and standards of materiality and reasonableness.  In addition, we express no opinion regarding any indemnity, contribution or exoneration provisions in any agreement to the extent that they may be limited or held unenforceable under public policy or applicable laws.

(2)           This opinion is limited in all respects to federal laws, the Delaware General Corporation Law and the Constitution of the State of Delaware, as interpreted by the courts of the State of Delaware and the United States.

                   We hereby consent to the references to this firm under the caption "Legal Matters" in the Prospectus and to the filing of this opinion as an Exhibit to the Registration Statement.  By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Ledgewood

LEDGEWOOD
a professional corporation